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                                                                      EXHIBIT 16

                    FORM OF INDEMNITY AGREEMENT OF DIRECTOR


     AGREEMENT, effective as of February ___, 1999, between ASA HOLDINGS, INC., a Georgia corporation (the "Company"), and ________________ (the "Indemnitee"), whose principal residence address is __________________________________________.

     WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available; and

     WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other Claims being asserted against directors of public companies in today's environment; and

     WHEREAS, damages sought by class action plaintiffs in some cases amount to tens of millions of dollars and, whether or not the case is meritorious, the cost of defending them is enormous with few individual directors having the resources to sustain such legal costs, not to mention the risk of a judgment running into millions even in cases where the defendant was neither culpable nor profited personally to the detriment of the corporation; and

     WHEREAS, Section 14-2-851 of the Georgia Business Corporation Code, under which the Company is organized, empowers corporations to indemnify persons serving as a director of the corporation or a person who serves at the request of the corporation as a director, trustee, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and

     WHEREAS, the Bylaws of the Company require the Company to indemnify any person who was or is a party or is threatened to made a party to a proceeding by reason of the fact that he is or was a director or officer of the Company to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code; and

     WHEREAS, in recognition of Indemnitee's need for substantial protection against personal liability in order to enhance Indemnitee's service to the Company in an effective manner, the increasing difficulty in obtaining satisfactory directors' and officers' liability insurance coverage, and in part to provide Indemnitee with specific contractual assurance that indemnification protection provided under the Company's Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Articles of Incorporation ("Articles") or Bylaws ("Bylaws") of the Company or any change in the composition of the Company's Board of Directors or acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the full extent (whether partial or complete) authorized or permitted by law and as set forth in this Agreement, and for the continued coverage of Indemnitee under the Company's directors' and officers' liability insurance policies; and

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     WHEREAS, in order to induce Indemnitee to serve or continue to serve as a director, the Company has agreed to provide Indemnitee with the benefits contemplated by this Agreement; and

     WHEREAS, the Board of Directors is making no determination by this Agreement that indemnification of Indemnitee for any particular act or omission giving rise to a proceeding is permissible because Indemnitee has met the relevant standard of conduct set forth in Section 14-2-851 of the Georgia Business Corporation Code;

     NOW, THEREFORE, in consideration of the premises and of Indemnitee agreeing to serve or to continue to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Basic Indemnification Arrangement.
     ---------------------------------

     a) In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the full extent authorized or permitted by law as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify Indemnitee in connection with a proceeding (or part thereof) initiated by Indemnitee unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors of the Company. If so requested by Indemnitee, the Company shall advance (within two (2) business days of such request) any and all Expenses to Indemnitee (an "Expense Advance").

     b) Notwithstanding the foregoing, (i) the obligations of the Company under Section 1(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 2 hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 1(a) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any

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     determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has not been a Change in Control, the Reviewing Party shall be selected by the Company's Board of Directors, and if there has been such a Change in Control, the Reviewing Party shall be the Independent Legal Counsel referred to in Section 2 hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Georgia having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

c) No change in the Company's Articles or Bylaws or in the Georgia Business Corporation Code subsequent to the date of this Agreement shall have the effect of limiting or eliminating the indemnification available under this Agreement as to any act, omission or capacity for which this Agreement provides indemnification at the time of such act, omission or capacity.

d) Any change in the Company's Articles or Bylaws subsequent to the date of this Agreement which expands the power of the Company to indemnify its directors shall to the same extent expand the Indemnitee's rights and the Company's obligations under this Agreement.

e) If the Articles of Incorporation or Bylaws of any corporation which is a successor to the Company provide more extensive power to such corporation to indemnify the directors of the Company, then the provisions of such successor corporation's Articles of Incorporation or Bylaws shall expand the Indemnitee's rights and the Company's obligations under this Agreement.

f) If any change after the date of this Agreement in any applicable law, statute or rule expands the power of the Company to indemnify the Indemnitee, such change shall to the same extent expand the Indemnitee's rights and the Company's obligations under this Agreement.

g) If any change in any applicable law, statute or rule diminishes the power of the Company to indemnify the Indemnitee, such change, except to the extent otherwise

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          required by law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder.

2.   Change in Control. The Company agrees that if there is a Change in Control
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of the Company, then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement, or any Article or Bylaw provision now or hereinafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys' fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

3.   Indemnification for Additional Expenses. The Company shall indemnify
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Indemnitee against any and all expenses (including attorneys' fees) and, if requested by Indemnitee, shall (within two (2) business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement, or any Article or Bylaw provision now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors' and officers' liability insurance policies maintained by the Company; provided, however, that if there is a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee is not entitled to such indemnification, advance payment of expenses or insurance recovery, Indemnitee shall reimburse the Company for all such expenses theretofore paid under this Section 3.

4.   Partial Indemnity, Etc.  If Indemnitee is entitled under any provision of
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this Agreement to indemnification by the Company for some or a portion of the
Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection with such Claims as to which Indemnitee has been successful.

5.   Burden of Proof. In connection with any determination by the Reviewing
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Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

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6.   No Presumptions.  For purposes of this Agreement, the termination of any
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claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by a Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee's claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

7.   Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in
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addition to any other rights Indemnitee may have under the Articles, Bylaws or the Georgia Business Corporation Code or otherwise. To the extent that a change in the Georgia Business Corporation Code (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Articles, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

8.   Liability Insurance.
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     a)   The Company hereby represents and warrants that the Company has purchased and maintains directors' and officers' liability insurance consisting of a primary policy issued by Federal Insurance Company through Chubb Group of Insurance Companies under existing policy number 8152-98-71 EPP providing $15,000,000.00 in aggregate coverage and an excess directors' and officers' liability insurance consisting of a supplemental policy issued by American Casualty Company of Reading, PA, through CNA Insurance Companies under existing policy number 169550701 providing $15,000,000.00 in aggregate coverage (the "D&O Insurance").

     b) The Company hereby covenants and agrees that, so long as Indemnitee shall continue to serve as a director of the Company and thereafter so long as Indemnitee shall be subject to any possible Claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee was a director of the Company, the Company shall maintain in full force and effect the D&O Insurance, or substantially equivalent insurance coverage.

     c) In all policies of D&O Insurance, Indemnitee shall be named as an insured in such manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company's directors or officers most favorably insured by such policy.

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9.   Period of Limitations. No legal action shall be brought and no cause of
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action shall be asserted by or in the right of the Company against Indemnitee,
Indemnitee's spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, and any Claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two (2) year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

10.  Notices
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     a)   The Indemnitee shall give to the Company notice in writing as soon as practicable of any Claim made against him for which indemnification will or could be sought under this Agreement. Failure to give such notice shall not be cause for the Company not to indemnify
          Indemnitee or advance Expenses unless the Company can demonstrate that it was prejudiced by such failure.

     b) Notices shall be in writing and shall be either personally delivered or sent by Federal Express or other reputable overnight courier for next business day delivery, or sent by certified mail, return receipt requested, addressed as follows:

          If to be the Company:  ASA Holdings, Inc.
                                 100 Hartsfield Centre Parkway
                                 Suite 800
                                 Atlanta, Georgia 30354-1356
                                 Attn: Chief Executive Officer

          If to the Indemnitee:  at Indemnitee's address stated above or at such other address as from time to time designated by written notice delivered in accordance herewith. Any notice personally served shall be deemed delivered on the date of such service. Any notice sent by overnight courier as provided above shall be deemed delivered on the first business day after the date such notice was actually delivered by such overnight courier or refused. Any notice sent by mail as provided above shall be deemed delivered on the date of actual receipt or refusal thereof.

11.  Amendments, Etc. No supplement, modification or amendment of this Agreement
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shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

12.  Subrogation. In the event of payment under this Agreement, the Company
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shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers

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required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

13.  No Duplication of Payments. The Company shall not be liable under this
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Agreement to make any payment in connection with any Claim made against
Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, the Articles, Bylaws or otherwise) of the amounts otherwise indemnifiable hereunder.

14.  Binding Effect Etc. This Agreement shall be binding upon and inure to the
     ------------------
benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director of the Company.

15.  Severability. The provisions of this Agreement shall be severable in the
     ------------
event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the full extent permitted by law.

16.  Governing Law. This Agreement shall be governed by and construed and
     -------------
enforced in accordance with the laws of the State of Georgia applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

17.  Certain Definitions.
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     a)   Change in Control: shall mean the occurrence of any one or more of the
          -----------------
          following events: (i) acquisition of at least twenty-five percent
          (25%) of the voting stock of the Company by any single entity or group other than Delta Air Lines, Inc. or a subsidiary thereof, the Company, a subsidiary or an employee benefit plan (or trust forming a part hereof or a trustee thereof acting solely in its capacity as trustee) maintained by the Company or a subsidiary, (ii) ownership of more than fifty percent (50%) of the voting stock of the Company by Delta Air Lines, Inc. or a subsidiary thereof, (iii) individuals who constitute the Board on February 14, 1999 (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to February 14, 1999, whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the
          Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause, considered as though such person were a member of the incumbent Board; provided, however, that no individual initially
                           --------  -------
          elected or nominated as a director of the Company as a result of an actual or threatened election

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     contest with respect to directors of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board shall be deemed to be a member of the incumbent Board, (iv) the sale or disposition of all or substantially all of the assets of the Company, or (v) consummation of a reorganization, merger or consolidation or similar form of corporate transaction involving the Company, unless, immediately following such transaction more than 50% of the total voting power of the publicly traded corporation resulting from such transaction eligible to elect directors of such corporation would be represented by shares that were Company voting stock immediately prior to such transaction, and such voting power would be in substantially the same proportion as the voting power of such Company voting stock immediately prior to the transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company voting stock as a result of the acquisition of the Company voting stock by the Company which reduces the number of Company voting stock outstanding; provided, that if
                                                             --------  ----
     after such acquisition by the Company such person becomes the beneficial owner of additional Company voting stock that increases the percentage of outstanding Company voting stock beneficially owned by such person, a Change in Control of the Company shall then occur.

b)   Claim: any threatened, pending or completed action, suit or proceeding,
     -----
     or any inquiry or investigation, whether instituted by or in the right of the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

c)   Expenses: include attorneys' fees and all other costs, expenses and
     --------
     obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

d)   Indemnifiable Event: any event or occurrence related to the fact that
     -------------------
     Indemnitee is or was a director of the Company, or is or was serving at the request of the Company as a director, officer, or trustee of another corporation, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

e)   Independent Legal Counsel: an attorney or firm of attorneys, selected in
     -------------------------
     accordance with the provisions of Section 2, who shall not have otherwise performed services for the Company or Indemnitee within the last five (5) years.

f)   Reviewing Party: any appropriate person or body consisting of a member or
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     members of the Company's Board of Directors or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.



                                        ASA HOLDINGS, INC.



                                        By: ____________________________________
                                            Name:
                                            Title:


___________________________________
Indemnitee

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